Ilim Holding S.A. and its Subsidiaries

Consolidated Financial Statements
At December 31, 2017 and 2016
and for the Years Ended December 31, 2017, 2016 and 2015
ILIM HOLDING S.A. AND ITS SUBSIDIARIES

CONTENTS

Page

INDEPENDENT AUDITORS’ REPORT     1-2

CONSOLIDATED BALANCE SHEETS    3

CONSOLIDATED STATEMENTS OF OPERATIONS    4

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME    5

CONSOLIDATED STATEMENTS OF CASH FLOWS    6

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY    7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    8-28

INDEPENDENT AUDITORS' REPORT
To the Board of Directors of Ilim Holding S.A.:

We have audited the accompanying consolidated financial statements of Ilim Holding S.A. and its subsidiaries (the "Group"), which comprise the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income, cash flows and changes in equity for the years then ended, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Group's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ilim Holding S.A. and its subsidiaries as of December 31, 2017, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Other Matter

The accompanying consolidated statements of operations of Ilim Holding S.A. and its subsidiaries, comprehensive income, cash flows and changes in equity for the year 2015 were not audited, reviewed, or compiled by us and, accordingly, we do not express an opinion or any other form of assurance on them.

February 20, 2018

ILIM HOLDING S.A. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AT DECEMBER 31, 2017 AND 2016
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

	Notes	December 31, 2017	December 31, 2016
ASSETS
Current assets
Cash and cash equivalents	4	238,035	396,918
Accounts receivable	4	124,772	98,119
Accounts receivable from related parties	10	24,303	25,908
Value added tax receivable		38,756	31,669
Prepayments		23,206	17,063
Inventories	4	237,813	201,296
Other current assets		2,083	2,662
Total current assets		688,968	773,635
Non-current assets
Plant, properties and equipment, net	4	1,521,441	1,272,551
Prepayments for property, plant and equipment		93,258	28,416
Intangible assets	5	28,002	20,345
Goodwill	4	8,421	7,997
Deferred income tax assets	6	4,418	343
Other non-current assets	4	40,719	21,707
Total non-current assets		1,696,259	1,351,359
TOTAL ASSETS		2,385,227	2,124,994

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	8	733,694	155,122
Accounts payable		66,890	57,484
Accounts payable to related parties	10	7,542	7,313
Accrued payroll and benefits		39,003	32,202
Taxes payable		35,774	21,424
Other accruals and liabilities	4	155,871	128,056
Total current liabilities		1,038,774	401,601
Non-current liabilities
Long-term debt	8	844,982	1,319,404
Deferred income tax liabilities	6	112,620	93,859
Employee benefit plan obligation		5,745	5,369
Other liabilities		8,586	6,921
Total non-current liabilities		971,933	1,425,553
Equity
Common stock (1 CHF par value; 133,582,480 shares)	9	109,341	109,341
Additional paid-in capital		15,939	11,141
Receivables from a shareholder	10	(155,091)	(156,974)
Retained earnings		893,321	814,992
Accumulated other comprehensive loss	3	(494,594)	(502,339)
Total Ilim Holding S.A. shareholders’ equity		368,916	276,161
Non-controlling interests		5,604	21,679
Total equity		374,520	297,840
TOTAL LIABILITIES AND EQUITY		2,385,227	2,124,994

The notes set forth on pages 8 to 28 form an integral part of these consolidated financial statements.

The consolidated financial statements as set forth on pages 4 to 28 were approved on February 20, 2018.

____________________    ____________________
K. Sosnina    A. Emdin
Attorney-at-fact of Ilim Holding S.A.    Attorney-at-fact of Ilim Holding S.A.

ILIM HOLDING S.A. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2017, 2016 AND 2015
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

	Notes	2017	2016	2015

NET SALES	1, 4	2,150,029	1,926,567	1,931,270
COSTS AND EXPENSES
Cost of products sold, excluding depreciation and amortization		(959,001)	(854,497)	(837,597)
Distribution and selling costs		(279,985)	(239,761)	(233,209)
General and administration costs		(150,817)	(123,622)	(127,904)
Depreciation		(144,880)	(115,706)	(121,671)
Amortization		(6,205)	(5,260)	(4,904)
Taxes other than payroll and income taxes		(25,972)	(19,645)	(22,523)
Other operating expenses, net	4	(39,444)	(9,327)	(16,474)
Foreign exchange gain (loss)		37,179	67,141	(190,826)
Interest expense, net	4	(87,203)	(78,650)	(55,160)
EARNINGS BEFORE INCOME TAXES		493,701	547,240	321,002
Income tax expense	6	(115,184)	(127,900)	(73,523)
NET EARNINGS		378,517	419,340	247,479
Net earnings attributable to non-controlling interests		(16,375)	(28,132)	(17,009)
NET EARNINGS ATTRIBUTABLE TO ILIM HOLDING S.A.		362,142	391,208	230,470

The notes set forth on pages 8 to 28 form an integral part of these consolidated financial statements.

ILIM HOLDING S.A. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2017, 2016 AND 2015
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

	Notes	2017	2016	2015

NET EARNINGS		378,517	419,340	247,479
OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX
Remeasurement of defined benefit obligation (net of income tax of $99, $(14) and $(162) respectively)		396	(57)	(648)
Change in cumulative foreign currency translation adjustments		21,446	81,854	(98,240)
TOTAL OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX	3	21,842	81,797	(98,888)
Total comprehensive income		400,359	501,137	148,591
Net earnings attributable to non-controlling interests		(16,375)	(28,132)	(17,009)
Other comprehensive (income) loss attributable to non-controlling interests		(1,869)	945	6,981
COMPREHENSIVE INCOME ATTRIBUTABLE TO ILIM HOLDING S.A.		382,115	473,950	138,563

The notes set forth on pages 8 to 28 form an integral part of these consolidated financial statements.

ILIM HOLDING S.A. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2017, 2016 AND 2015
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

	Notes	2017	2016	2015
OPERATING ACTIVITIES
Net earnings		378,517	419,340	247,479
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization		151,085	120,966	126,575
Income tax expense, net	6	115,184	127,900	73,523
Net interest expense, net of amounts capitalized	4	87,203	78,650	55,160
Loss (gain) on disposal of plant, properties and equipment	4	64	(2,976)	-
Loss (gain) from disposal of other assets	4	2,132	(746)	1,665
Foreign exchange (gain) loss		(37,179)	(67,141)	190,826
Allowance for doubtful accounts receivable		1,059	1,694	2,348
Impairment of plant, properties and equipment	4	8,960	2,500	2,246
Write down of inventories		1,554	(170)	(1,033)
Other, net		11,114	(7,057)	(4,709)
Changes in current assets and liabilities
Accounts receivable		(24,260)	(13,667)	(29,732)
Inventories		(25,213)	(15,494)	(10,908)
Accounts payable and accrued liabilities		35,524	2,862	20,474
Taxes payable other than income tax		790	(3,405)	(1,088)
Interest paid		(93,086)	(81,711)	(58,594)
Income tax paid	6	(95,251)	(54,005)	(3,455)
CASH PROVIDED BY OPERATING ACTIVITIES		518,197	507,540	610,777
INVESTMENT ACTIVITIES
Invested in capital projects		(405,850)	(282,737)	(182,840)
Proceeds from sale of plant, properties and equipment		3,289	2,898	4,497
Proceeds from sale of subsidiaries, net of cash disposed		-	-	36
Purchases of collateralized receivables	4	-	-	(13,837)
Other		(8,592)	(630)	(2,865)
CASH USED FOR INVESTMENT ACTIVITIES		(411,153)	(280,469)	(195,009)
FINANCING ACTIVITIES
Issuance of debt		365,579	808,402	602,732
Repayment of debt		(285,435)	(564,393)	(832,165)
Loan repaid by (issued to) a shareholder, net	10	6,699	(81,818)	(75,000)
Purchase of non-controlling interest in JSC Ilim Group		(80,191)	(35,144)	-
Dividends paid	9	(260,143)	(129,960)	(70,000)
CASH USED FOR FINANCING ACTIVITIES		(253,491)	(2,913)	(374,433)
Effect of exchange rate changes on cash and cash equivalents		(12,436)	18,110	(6,156)
Change in cash and cash equivalents		(158,883)	242,268	35,179
Cash and cash equivalents
Beginning of the year	4	396,918	154,650	119,471
End of the year	4	238,035	396,918	154,650

The notes set forth on pages 8 to 28 form an integral part of these consolidated financial statements.

ILIM HOLDING S.A. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2017, 2016 AND 2015
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

	Ilim Holding S.A. shareholders
	Common Stock	Additional Paid-in Capital	Receivables From a Shareholder	Retained Earnings	Accumulated Other Comprehensive Loss	Total Ilim Holding S.A. Shareholders’ Equity	Non-controlling Interests	Total Equity

BALANCE, JANUARY 1, 2015	109,341	6,710	-	395,497	(486,635)	24,913	15,145	40,058
Dividends ($ 0.52 per share; Note 9)	-	-	-	(70,000)	-	(70,000)	-	(70,000)
Dividends paid to non-controlling interests by subsidiary (Note 9)	-	-	-	-	-	-	(4,178)	(4,178)
Loan issued to a shareholder (Note 10)	-	6,067	(77,272)	-	-	(71,205)	-	(71,205)
Comprehensive income (loss) (Note 3)	-	-	-	230,470	(91,907)	138,563	10,028	148,591
BALANCE, DECEMBER 31, 2015	109,341	12,777	(77,272)	555,967	(578,542)	22,271	20,995	43,266
Dividends ($ 0.87 per share; Note 9)	-	-	-	(118,118)	-	(118,118)	-	(118,118)
Dividends paid to non-controlling interests by subsidiary (Note 9)	-	-	-	-	-	-	(19,776)	(19,776)
Loan issued to a shareholder, net (Note 10)	-	5,074	(78,474)	-	-	(73,400)	(125)	(73,525)
Purchase of non-controlling interest in subsidiaries from third parties	-	(6,710)	(1,228)	(14,065)	(6,539)	(28,542)	(6,602)	(35,144)
Comprehensive income (Note 3)	-	-	-	391,208	82,742	473,950	27,187	501,137
BALANCE, DECEMBER 31, 2016	109,341	11,141	(156,974)	814,992	(502,339)	276,161	21,679	297,840
Dividends ($ 1.83 per share; Note 9)	-	-	-	(241,760)	-	(241,760)	-	(241,760)
Dividends paid to non-controlling interests by subsidiary (Note 9)	-	-	-	-	-	-	(10,829)	(10,829)
Loan issued to a shareholder, net (Note 10)	-	4,868	4,294	-	-	9,162	(61)	9,101
Purchase of non-controlling interest in subsidiaries from third parties	-	(70)	(2,411)	(42,053)	(12,228)	(56,762)	(23,429)	(80,191)
Comprehensive income (Note 3)	-	-	-	362,142	19,973	382,115	18,244	400,359
BALANCE, DECEMBER 31, 2017	109,341	15,939	(155,091)	893,321	(494,594)	368,916	5,604	374,520

The notes set forth on pages 8 to 28 form an integral part of these consolidated financial statements.

1.	SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Financial statements

These consolidated financial statements at December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015 have been prepared in conformity with accounting principles generally accepted in the United States of America that require the use of management’s estimates. Estimates are used when accounting for certain items such as the recoverability of long-lived assets, allowance for doubtful accounts, obligations related to employee benefits, useful lives of plant, properties and equipment and intangible assets, asset retirement obligations, environmental remediation obligations, legal and tax contingencies, valuation of inventories, financial instruments and deferred tax assets, including valuation allowances. Estimates are based on historical experience, where applicable, and other assumptions that management believes are reasonable under the circumstances. Actual results could differ from management’s estimates.

The consolidated financial statements for the year ended December 31, 2015 have not been audited by ZAO Deloitte & Touche CIS.

Nature of business

The principal activity of Ilim Holding S.A. (the “Company”) and its subsidiaries (together –
the “Group”) is forestry and pulp and paper production. The Group was formed in 2006 as a result of the restructuring of a group of legal entities under common control, collectively referred to as
Ilim Pulp Group.

Ilim Holding S.A. is a joint stock company incorporated in Switzerland. The Company is a joint venture of International Paper Company (“IP”) and a group of Russian shareholders. IP and the Russian shareholders (collectively) each own 50% of the Company’s shares.

The Group’s manufacturing operations are located in the Russian Federation and sales are made in Russia and abroad. At December 31, 2017, the Group employed 16,824 employees
(December 31, 2016: 17,267 employees).

The Group consists of 10 legal entities (December 31, 2016: 11 entities) which are incorporated in the Russian Federation (except as otherwise indicated).

The Company’s ownership and voting power in its subsidiaries were as follows:

			Ownership Percentage and Voting Rights
Entity	Principal activity	Country of incorporation	December 31, 2017	December 31, 2016

JSC Ilim Group	Manufacturing of pulp, paper and linerboard	Russia	96.37%	94.04%
LLC Fintrans GL	Transportation of cargo	Russia	96.37%	94.04%
LLC Ilim Gofra	Corrugated packaging	Russia	96.37%	94.04%
Ilim Trading S.A.	Trading company	Switzerland	100.00%	100.00%

JSC Ilim Group (formerly OJSC ILIM Group) has branches in Bratsk, Ust-Ilimsk and Koryazhma, Russia, where the three pulp and paper mills are located.

The sales of the Group by the principal markets for the years ended December 31 are as follows:

	2017	2016	2015

Asia except for the Middle East	1,100,509	1,002,739	1,030,566
Russia and the Commonwealth of Independent States (CIS)	802,871	705,525	641,761
Europe	184,563	162,761	187,211
Other	62,086	55,542	71,732
Total Net sales	2,150,029	1,926,567	1,931,270

1.	SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned and controlled majority-owned subsidiaries. All intercompany balances and transactions are eliminated.

Investments in joint ventures where the Company has significant influence over their operations are accounted for by the equity method.

Revenue recognition

Revenues and the related cost of sales are recognized when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, price is determinable and collectability is probable.

Sales of goods

Revenue from the sale of goods is recognized at the point risks and rewards of ownership of the goods are transferred to the customer in accordance with contractual terms, normally when the goods are shipped. If the Group agrees to transport the goods to a specified location, revenue is recognized when the goods are delivered, and title and risk of loss are transferred to the customer.

Sales of services

Sales of services are recognized at fair value in the accounting period in which the services are rendered, by reference to the stage of completion, assessed on the basis of the actual service provided as a proportion of the total services to be provided.

Shipping and handling costs

Shipping and handling costs, such as freight to destinations of the Group’s customers, are included in distribution and selling expenses in the consolidated statement of operations.

Annual maintenance costs

Costs of repair and maintenance activities are expensed in the month that the related activity is performed.

Cash and cash equivalents

Cash and cash equivalents include cash in hand, cash held on demand with banks, bank deposits repayable on demand without penalty and bank deposits with original maturities of three months or less. Cash and cash equivalents are carried at cost plus interest accrued, which approximates market value. Bank deposits with original maturities of more than three months are classified as short-term or long-term investments depending on the expected maturity and are carried at amortized cost using the effective interest method.

Inventories

Inventories are valued at the lower of cost or market value and include all costs directly associated with manufacturing products: materials, labor and manufacturing overhead.
Cost is determined on the weighted average basis.

Plant, properties and equipment

Plant, properties and equipment are stated at cost less accumulated depreciation. Expenditures for improvements are capitalized, whereas normal repairs and maintenance are expensed as incurred. Upon sale or retirement, the cost and related accumulated depreciation are eliminated.

1.	SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Gains and losses on disposal are determined by comparing the proceeds with the carrying amount and are included in other operating income or expense.

Assets are depreciated on a straight-line basis from the date they are ready for use. Land, assets under construction and equipment for installation are not depreciated.

The estimated useful lives are as follows:

Asset category	Useful life (years)

Buildings	35-50
Plant and equipment	5-25
Other	3-20

Leasing

Leasing transactions are classified according to the lease agreements which specify the rewards and risks associated with the leased property. Leasing transactions where the Group is the lessee are classified as capital and operating leases. In a capital lease, the Group receives the major portion of the economic benefits of the leased property and recognizes the assets and associated liability on its consolidated balance sheet. All other transactions, in which the Group is the lessee, are classified as operating leases. Payments made under operating leases are recorded as expense.

Intangible assets

All of the Group’s intangible assets have finite useful lives and include primarily computer software, patents, and licenses. Intangible assets are amortized using the straight-line method from the date they are ready for use over their estimated useful lives as follows:

Asset category	Useful life (years)

Management accounting system (SAP)	5-10
Other software	3-5
Licenses and patents	3-5
Other	3-5

Goodwill

Goodwill related to a single business reporting unit is included as an asset of the applicable segment. Annual testing for possible goodwill impairment is performed at the end of the year, with additional interim testing performed when management believes that it is more likely than not events and circumstances have occurred that would result in the impairment of the reporting unit’s goodwill.

In calculating the estimated fair value of its reporting units in step one, the Company uses the projected future cash flows to be generated by each unit, discounted using the estimated discount rate for each reporting unit. For reporting units whose recorded value of net assets plus goodwill is in excess of their estimated fair values, the fair values of the individual assets are determined to calculate the amount of any goodwill impairment charge required.

Forestlands

The Group rents forests for logging from local forestry authorities under 49-year rental agreements, cancellable by the Group at any time. Logging volumes and other conditions are determined annually. The Group does not own the trees until they are harvested. At December 31, 2017, the Group has exclusive harvesting rights on forest areas exceeding 16.4 million acres (6.6 million hectares) (December 31, 2016: 14.9 million acres (6.04 million hectares)).

1.	SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Impairment of long-lived assets

Long-lived assets (or groups of assets) are reviewed for impairment upon the occurrence of events or changes in circumstances that indicate that the carrying value of the assets may not be recoverable, measured by comparing their net book value to the undiscounted future projected cash flows generated by their use. Impaired assets are recorded at their estimated fair value.

Accounts receivable

Accounts receivable are carried at face value, less an allowance for doubtful accounts. An allowance for doubtful accounts is established when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of sale.

The primary factors that the Group considers in determining whether receivables are impaired are their overdue status and the reliability of related collateral, if any. Other principal criteria used to determine whether there is objective evidence that an impairment loss has occurred, are as follows:

•	the counterparty experiences a significant financial difficulty as evidenced by its financial information;

•	the counterparty considers bankruptcy or a financial reorganization;

•	there is an adverse change in the payment status of the counterparty as a result of changes in the national or local economic conditions that impact the counterparty.

The amount of the allowance is the difference between the face value and the recoverable amount, being the present value of expected cash flows discounted at the market rate of interest for similar borrowers that prevailed when the receivable was originated. Uncollectible receivables are written off against the related allowance for doubtful accounts after all necessary procedures to recover the receivables have been completed and the amount of the loss has been determined. Subsequent recoveries of amounts previously written off are credited to the impairment loss account within the consolidated statement of operations.

Loans issued to shareholders

Loans issued to shareholders are recorded as a reduction of equity, except when they are short-term, have market terms, result from the normal course of business and bear liquid collateral.

Debt

Debt includes bank loans and finance lease liabilities. Borrowings are recognized initially at fair value, net of transaction costs incurred, and are subsequently carried at amortized cost using the effective interest method; any difference between the amount at initial recognition and the redemption amount is recognized as interest expense over the period of the debt. Interest payable on debt is included in other accruals and liabilities.

Income taxes

The Group uses the asset and liability method of accounting for income taxes, whereby deferred income taxes are recorded for the future tax consequences attributable to differences between the financial statement and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years, in which those temporary differences are expected to be recovered or settled. Deferred tax assets and liabilities are remeasured to reflect new tax rates in the periods rate changes are enacted.

Starting from 2017 the Group prospectively applied changes into ASU 740 ‘Income taxes’ and presented all of its deferred tax balances as non-current assets and liabilities as at December 31, 2017. Prior year amounts were restated to be comparable with the current year presentation.

1.	SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Group records its tax provision based on the respective tax rules and regulations of the jurisdictions in which it operates. Where the Group believes that a tax position is supportable for income tax purposes, the item is included in its income tax returns. Where treatment of a position is uncertain, liabilities are recorded based upon the Group’s evaluation of the “more likely than not” outcome considering the technical merits of the position based on specific tax regulations and the facts of each matter. Changes to recorded liabilities are made only when an identifiable event occurs that changes the likely outcome, such as settlement with the relevant tax authority, the expiration of statutes of limitation for the subject tax year, a change in tax laws, or a recent court case that addresses the matter.

While the judgments and estimates made by the Group are based on management’s evaluation of the technical merits of a matter, assisted as necessary by consultation with outside consultants, historical experience and other assumptions that management believes are appropriate and reasonable under current circumstances, actual resolution of these matters may differ from recorded estimated amounts, resulting in charges or credits that could materially affect future financial statements.

The Group provides valuation allowances for deferred tax assets for which it does not consider realization of such assets to be more likely than not. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the historical taxable income generation, projected future taxable income, the reversal of existing deferred tax liabilities and tax planning strategies in making this assessment.

Environmental remediation costs

Costs associated with environmental remediation obligations are accrued when such costs are probable and reasonably estimable. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are discounted to their present value when the amount and timing of expected cash payments are reliably determinable.

Translation of financial statements

Functional and presentation currency

The functional currency of the Company is the Swiss Franc (CHF). The functional currency of the Group’s entities domiciled in the Russian Federation is the Russian Ruble (RUB). The functional currency of Ilim Trading S.A., a trading company domiciled in Switzerland, is the US dollar ($). Functional currencies noted above reflect the economic substance of the underlying events and the circumstances of the Group entities.

The US dollar has been chosen as the presentation currency for these consolidated financial statements.

Translation of foreign currency items into functional currency

Transactions in foreign currencies are translated to the respective functional currency of each entity in the Group, at the foreign exchange rates prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated at the reporting date, into the functional currency at the exchange rates prevailing at that date. Foreign exchange gains and losses resulting from the settlement of the transactions and from the translation of monetary assets and liabilities at year-end exchange rates are recognized in the statement of operations.

1.	SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Translation from functional to presentation currency

The results and financial position are translated from functional currency into US dollars for presentation purposes using the following procedures:

•	assets and liabilities for each balance sheet are translated at the closing rate at the date of that balance sheet;

•	share capital and other equity components are translated at historical rates;

•
income and expenses for each statement of operations and statement of comprehensive income are translated at average monthly exchange rates that approximate the translation using the actual transaction date rates; and

•	all resulting exchange differences are recognized as a separate component of equity in other comprehensive income.

Value-added tax

Output value-added tax (“VAT”) related to sales is payable to tax authorities on the earlier of (a) collection of the receivables from customers or (b) delivery of the goods or services to customers. Input VAT is generally recoverable against output VAT upon receipt of the VAT invoice. The tax authorities permit the settlement of VAT on a net basis. VAT related to purchases, where all the specified conditions for recovery have not been met yet, is recognized in the consolidated balance sheet and disclosed separately within current assets, while input VAT that has been claimed is netted off with the output VAT payable. Where an allowance has been made for the impairment of receivables, an impairment loss is recorded for the gross amount of the receivable, including VAT.

Financial instruments

Financial instruments – key measurement terms

Depending on their classification, financial instruments are carried at fair value or amortized cost as described below.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The best evidence of fair value is the price in an active market. An active market is one in which transactions for the asset or liability take place with sufficient frequency and volume to provide pricing information on an ongoing basis.

The fair value of current financial assets and liabilities approximates their carrying amounts.

Valuation techniques such as discounted cash flow models, or models based on recent arm’s length transactions, or consideration of financial data of the investees are used to measure fair value of certain financial instruments for which external market pricing information is not available. Fair value measurements are analyzed by level in the fair value hierarchy as follows:
(i) level one are measurements at quoted prices (unadjusted) in active markets for identical assets or liabilities, (ii) level two measurements are valuation techniques with all material inputs observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices), and (iii) level three measurements are valuations not based on solely observable market data (that is, the measurement requires significant unobservable inputs).

Transaction costs are costs to sell an asset or transfer a liability in the principal (or most advantageous) market for the asset or liability, that are directly attributable to the disposal of the asset or the transfer of the liability and meet both of the following criteria: they result directly from and are essential to the transaction and they wouldn’t have been incurred by the entity had the decision to sell an asset or transfer the liability not been made. Transaction costs include fees and commissions paid to agents (including employees acting as selling agents), advisors, brokers and dealers, levies by regulatory agencies and securities exchanges, and transfer taxes and duties. Transaction costs do not include debt premiums or discounts, financing costs or internal administrative or holding costs.

1.	SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Amortized cost is the amount at which the financial instrument was recognized at initial recognition less cash collected, plus accrued interest, and for financial assets, less any write-down to date. Accrued interest includes amortization of transaction costs deferred at initial recognition and of any premium or discount to the maturity amount using the effective interest method. Accrued interest income and accrued interest expense, including both accrued coupon and amortized discount or premium (including fees deferred at origination, if any), are not presented separately and are included in the carrying values of the related items in the consolidated balance sheet.

2.	RECENT ACCOUNTING DEVELOPMENTS

Certain new standards, pronouncements have been issued that are mandatory for annual periods beginning on or after January 1, 2018 or later, and which the Group has not early adopted:

Derivatives and Hedging

In August 2017, the FASB issued ASU 2017-12, "Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities." The objective of this new guidance is the improvement of the financial reporting of hedging relationships to better portray the economic results of an entity’s risk management activities in its financial statements. In addition to that main objective, the amendments in this guidance make certain targeted improvements to simplify the application of the hedge accounting guidance in current GAAP. This guidance is effective for annual reporting periods beginning after December 15, 2018, and interim periods within those years. Early adoption is permitted. The Group is currently evaluating the provisions of this guidance.

Retirement Benefits

In March 2017, the FASB issued ASU 2017-07, "Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost." Under this new guidance, employers will present the service costs component of the net periodic benefit cost in the same income statement line item(s) as other employee compensation costs arising from services rendered during the period. In addition, only the service cost component will be eligible for capitalization in assets. Employers will present the other components separately from the line items(s) that includes the service cost and outside of any subtotal of operating income. In addition, disclosure of the line(s) used to present the other components of net periodic benefit cost will be required if the components are not presented separately in the income statement. This guidance is effective for annual reporting periods beginning after December 15, 2017, and interim periods within those years. The Group has adopted the Standard starting from January 1, 2018. The adoption did not have a material impact on the Group’s consolidated financial statements.

Intangibles

In January 2017, the FASB issued ASU 2017-04, "Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment." This guidance eliminates the requirement to calculate the implied fair value of goodwill under Step 2 of today's goodwill impairment test to measure a goodwill impairment charge. Instead, entities will record an impairment charge based on the excess of a reporting unit's carrying amount over its fair value. This guidance should be applied prospectively and is effective for annual reporting periods beginning after December 15, 2019, for any impairment test performed in 2020. Early adoption is permitted. The Group is currently evaluating the provisions of this guidance; however, we do not anticipate that the adoption of the standard will have a material impact on the Group’s consolidated financial statements.

2.	RECENT ACCOUNTING DEVELOPMENTS (CONTINUED)

Business Combinations

In January 2017, the FASB issued ASU 2017-01, "Business Combinations (Topic 805): Clarifying the Definition of a Business." Under the new guidance, an entity must first determine whether substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets. If this threshold is met, the set of transferred assets and activities is not a business. If this threshold is not met, the entity then evaluates whether the set meets the requirement that a business include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create outputs. This guidance is effective for annual reporting periods beginning after December 15, 2017, and interim periods within those years. The Group has adopted the Standard starting from January 1, 2018. The adoption did not have a material impact on the Group’s consolidated financial statements.

Income Taxes

In October 2016, the FASB issued ASU 2016-16, "Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory." This ASU requires companies to recognize the income tax effects of intercompany sales and transfers of assets other than inventory in the period in which the transfer occurs rather than defer the income tax effects which is current practice. This new guidance is effective for annual reporting periods beginning after December 15, 2017, and interim periods within those years. The guidance requires companies to apply a modified retrospective approach with a cumulative catch-up adjustment to opening retained earnings in the period of adoption. The Group has adopted the Standard starting from January 1, 2018. The adoption did not have a material impact on the Group’s consolidated financial statements.

Stock Compensation

In May 2017, the FASB issued ASU 2017-09, "Compensation - Stock Compensation (Topic 718): Scope of Modification Accounting." This guidance clarifies when changes to the terms or conditions of a share-based payment award must be accounted for as modifications. Under this guidance, entities will apply the modification accounting guidance if the value, vesting conditions or classification of the award changes. This guidance is effective for annual reporting periods beginning after December 15, 2017, and interim periods within those years. The Group has adopted the Standard starting from January 1, 2018. The adoption did not have a material impact on the Group’s consolidated financial statements.

Cash Flow Classification

In August 2016, the Financial Accounting Standards Board (FASB) issued ASU 2016-15, “Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force).” The primary purpose of the ASU is to reduce the diversity in practice that has resulted from the lack of consistent principles in the classification of certain cash receipts and payments in the statement of cash flows. The ASU's amendments add or clarify guidance on eight cash flow issues, including; (1) debt prepayment or debt extinguishment costs; (2) settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of borrowing; (3) contingent consideration payments made after a business combination; (4) proceeds from the settlement of insurance claims; (5) proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies; (6) distributions received from equity method investees;
(7) beneficial interests in securitization transactions; and (8) separately identifiable cash flows and application of the predominance principle. This ASU is effective for annual reporting periods beginning after December 15, 2017, and interim periods with those years and must be applied retrospectively to all periods presented but may be applied prospectively from the earliest date practicable if retrospective application would be impracticable. The Group is currently assessing the impact of the standard on its financial statements and will adopt requirements of the new standard in its financial statements for 2018.

2.	RECENT ACCOUNTING DEVELOPMENTS (CONTINUED)

Leases

In February 2016, the FASB issued ASU 2016-02, “Leases”. This ASU will require most leases to be recognized on the balance sheet which will increase reported assets and liabilities. Lessor accounting will remain substantially similar to current US GAAP. This ASU is effective for annual reporting periods beginning after December 15, 2018, and interim periods within those years, and mandates a modified retrospective transition method for all entities. The Group expects to adopt this guidance using a modified retrospective transition approach and recognize a liability and corresponding asset associated with in-scope operating and finance leases, but we are still in the process of determining those amounts and processes required to account for leasing activity on an ongoing basis.

Revenue Recognition

In May 2014, the FASB issued ASU 2014-09, "Revenue from Contracts with Customers." This guidance replaces most existing revenue recognition guidance and provides that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. This ASU was effective for annual reporting periods beginning after December 15, 2016, and interim periods within those years and permits the use of either the retrospective or cumulative effect transition method; however, in August 2015, the FASB issued ASU 2015-14 which defers the effective date by one year making the guidance effective for annual reporting periods beginning after December 15, 2017. The FASB has continued to clarify this guidance in various updates during 2015, 2016 and 2017, all of which have the same effective date as the original guidance.

We have evaluated the impact of ASU 2014-09 and all related ASU's on the Group’s financial statements. During 2017 we have performed analysis and finalized our plan to adopt the new revenue guidance effective January 1, 2018 using the modified retrospective transition method. Surveys were developed and reviews of customer contracts have been performed in order to gather information and identify areas of the Group's business where potential differences could result in applying the requirements of the new standard to its revenue contracts. The results of the surveys and contract reviews indicate that the adoption of the standard required a change in the amount of revenue recognized due to segregation of transportation costs in a separate performance obligation. The Group has adopted the new revenue guidance effective January 1, 2018. The effect was assessed as being not material on the Group’s consolidated financial statements.

3.	OTHER COMPREHENSIVE LOSS

The following tables present changes in accumulated other comprehensive income (loss) (AOCI) for the years ended December 31, 2017, 2016 and 2015:

	Defined Benefit Obligation Items (a)	Change in Cumulative Foreign Currency Translation Adjustments (a)	Total (a)

Balance at December 31, 2016	271	(502,610)	(502,339)
Other comprehensive income (loss)	179	21,446	21,625
Amounts reclassified from accumulated other comprehensive income (loss)	217	-	217
Net current period other comprehensive income (loss)	396	21,446	21,842
Other comprehensive income (loss) attributable to non-controlling interest	(14)	(1,855)	(1,869)
Adjustment due to purchase of non-controlling shares	-	(12,228)	(12,228)
Balance at December 31, 2017	653	(495,247)	(494,594)

	Defined Benefit Obligation Items (a)	Change in Cumulative Foreign Currency Translation Adjustments (a)	Total (a)

Balance at December 31, 2015	325	(578,867)	(578,542)
Other comprehensive income (loss)	(246)	81,854	81,608
Amounts reclassified from accumulated other comprehensive income (loss)	189	-	189
Net current period other comprehensive income (loss)	(57)	81,854	81,797
Other comprehensive income (loss) attributable to non-controlling interest	3	942	945
Adjustment due to purchase of non-controlling shares	-	(6,539)	(6,539)
Balance at December 31, 2016	271	(502,610)	(502,339)

	Defined Benefit Obligation Items (a)	Change in Cumulative Foreign Currency Translation Adjustments (a)	Total (a)

Balance at December 31, 2014	927	(487,562)	(486,635)
Other comprehensive income (loss)	(694)	(98,240)	(98,934)
Amounts reclassified from accumulated other comprehensive income (loss)	46	-	46
Net current period other comprehensive income (loss)	(648)	(98,240)	(98,888)
Other comprehensive income (loss) attributable to non-controlling interest	46	6,935	6,981
Balance at December 31, 2015	325	(578,867)	(578,542)

(a)	All amounts are net of tax.

3.	OTHER COMPREHENSIVE LOSS (CONTINUED)

The following table presents details of the reclassifications out of AOCI for the three years ended:

	Amounts Reclassified from Accumulated Other Comprehensive Loss (a)				Location of Amounts Reclassified from AOCI
	2017	2016	2015
Defined benefit obligation items:
Prior-service costs	(477)	(455)	(204)	(b)	Cost of products sold
Actuarial gains	206	219	147	(b)	Cost of products sold
Total pre-tax amount	(271)	(236)	(57)
Tax benefit	54	47	11
Net of tax	(217)	(189)	(46)

(a)	Amounts in parentheses indicate debits to earnings (loss).

(b)	These accumulated other comprehensive income components are included in the computation of net periodic defined benefit plan cost.

4.	SUPPLEMENTARY FINANCIAL STATEMENT INFORMATION

Cash and cash equivalents

	December 31, 2017	December 31, 2016

Cash in current bank accounts	201,099	48,347
Bank deposits	36,936	348,571
Total	238,035	396,918

Cash transactions are conducted through high-credit-quality financial institutions. Cash is placed with financial institutions (which are rated from AA to BBB- based on Standard and Poor's and Fitch national ratings for the Russian Federation), which are considered at the time of deposit to have minimal risk of default.

Accounts receivable

	December 31, 2017	December 31, 2016

Trade receivables	134,245	105,938
Other receivables	1,074	2,481
Less: allowance for doubtful accounts	(11,395)	(11,475)
Total financial assets within trade and other receivables	123,924	96,944
Other	848	1,175
Total	124,772	98,119

A substantial majority of the Group’s customers operate in the pulp and paper industry.
As a result, the Group’s exposure to credit risk may be affected by negative developments in the industry. In addition, the top ten customers of the Group comprise 47% of the Group’s gross trade receivables at December 31, 2017 (December 31, 2016: 48%) and default of any of these customers may have a significant effect on the Group. There is a long-standing history of trading relationships with these customers with no defaults in the past.

4.	SUPPLEMENTARY FINANCIAL STATEMENT INFORMATION (CONTINUED)

The movement in the allowance for doubtful accounts is as follows:

	Trade receivables	Other receivables	Total

At January 1, 2016	7,777	527	8,304
Additions charged to Earnings	1,115	519	1,634
Deductions from allowance (a)	(53)	(33)	(86)
Translation difference	1,542	81	1,623
At December 31, 2016	10,381	1,094	11,475
Additions charged to Earnings	839	253	1,092
Deductions from allowance (a)	(923)	(762)	(1,685)
Translation difference	480	33	513
At December 31, 2017	10,777	618	11,395

(a)	Includes write offs, less recoveries, of uncollectible accounts.

Inventories

	December 31, 2017	December 31, 2016

Raw materials	115,673	106,232
Finished pulp, paper and packaging products	44,249	18,440
Operating supplies	62,006	57,767
Other	15,885	18,857
Total	237,813	201,296

Plant, properties and equipment

	December 31, 2017	December 31, 2016

Land and buildings	402,567	351,558
Plant and equipment	1,500,539	1,292,221
Other	444,489	353,787
Assets under construction and equipment for installation	228,279	153,303
Gross cost	2,575,874	2,150,869
Less: Accumulated depreciation	(1,054,433)	(878,318)
Plant, properties and equipment, net	1,521,441	1,272,551

Goodwill

On May 11, 2016, JSC Ilim Group acquired a 69% stake of LLC Gofra-Dmitrov (the Group’s effective ownership interest equals to 64.062%) for consideration of $14,554. The fair value of net assets acquired was $7,241 at acquisition. As a result of the transaction the Group recognized goodwill of $7,313. At December 31, 2017 and 2016, goodwill translated at the reporting date exchange rate is $8,421 and $7,997 respectively.

On July 19, 2016, JSC Ilim Group acquired the remaining 31% shares of LLC Gofra-Dmitrov for $3,644. The net assets acquired equaled $3,359. The difference between the consideration paid and net assets acquired of $285 was recorded in equity.

	December 31, 2017	December 31, 2016

Opening balance	7,997	-
Additions	-	7,313
Translation difference	424	684
Closing balance	8,421	7,997

4.	SUPPLEMENTARY FINANCIAL STATEMENT INFORMATION (CONTINUED)

As a result of impairment testing, no goodwill impairment was recorded in 2017 and 2016.

Other non-current assets

	December 31, 2017	December 31, 2016

Prepayment for non-current assets other than PPE	16,360	-
Prepayment to pension fund	8,077	6,957
Non-current receivables	141	237
Other non-current assets	16,141	14,513
Total	40,719	21,707

Other accruals and liabilities

	December 31, 2017	December 31, 2016

Customer advances	88,064	50,668
Payables and accruals for plant, properties and equipment	30,943	29,684
Unused vacations	21,164	18,580
Interest payable on debt	1,049	1,250
Other accruals and liabilities	14,651	27,874
Total	155,871	128,056

Net sales

	2017	2016	2015

Sales of goods	2,122,177	1,903,618	1,910,869
Sales of services	27,852	22,949	20,401
Total	2,150,029	1,926,567	1,931,270

Shipping and handling costs

	2017	2016	2015

Shipping and handling costs	245,492	225,267	219,850

Shipping and handling costs (such as freight to our customers) are included in distribution and selling costs in the consolidated statement of operations.

Other operating income

	2017	2016	2015
Penalties received	1,297	704	1,258
Reversal of allowance for doubtful receivables and prepayments	54	117	3
Gain from reimbursement of overpaid land tax	-	-	1,917
Gain on disposal of plant, properties and equipment	-	2,976	-
Gain on disposal of non-core materials and spare parts	-	746	2,140
Other	1,612	7,764	5,125
Total	2,963	12,307	10,443

4.	SUPPLEMENTARY FINANCIAL STATEMENT INFORMATION (CONTINUED)

Other operating expenses

	2017	2016	2015

Social costs and donations	12,654	6,204	4,110
Impairment of plant, properties and equipment	8,960	2,500	2,246
Redundancy expenses	2,160	2,995	2,665
Loss from disposal of non-core materials and spare parts	2,132	-	-
Allowance for doubtful receivables and prepayments	1,113	1,811	2,351
Penalties paid	554	1,035	442
Loss from disposal of property, plant and equipment	64	-	-
Tax obligations	-	1,462	2,068
Environmental remediation costs	-	-	2,697
Loss from disposal of other assets	-	-	2,334
Other	14,770	5,627	8,004
Total	42,407	21,634	26,917

The Group assessed its legal obligations for the restoration of landfills used by its mills for production waste disposal and assessed associated future costs for their restoration and recognized environmental remediation obligations. Expenses of $ 2,697 for 2015 were included in other operating expenses. No such expenses were recognized in 2017 and 2016.

Interest

	2017	2016	2015

Interest income	4,485	3,333	3,502
Interest expense	(91,688)	(81,983)	(58,662)
Total interest expense, net	(87,203)	(78,650)	(55,160)
Capitalized interest costs	7,631	2,993	784

5.	INTANGIBLE ASSETS

Intangible assets include the following:

	At December 31, 2017		At December 31, 2016
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Management accounting system (SAP)	41,184	23,337	32,497	19,299
Other software	24,732	14,801	18,251	11,256
Licenses and patents	360	227	180	105
Other	340	249	312	235
Total	66,616	38,614	51,240	30,895

Based on current intangibles subject to amortization, estimated amortization expense for each of the next 5 years and thereafter is as follows: 2018 – $ 5,143, 2019 – $ 3,799, 2020 – $ 2,848, 2021 – $ 2,184, 2022 – $ 1,716, and cumulatively thereafter– $ 12,312.

6.	INCOME TAXES

The components of the Group’s earnings from continuing operations before income taxes by taxing jurisdiction were as follows:

	2017	2016	2015
Earnings
Russia	443,450	513,335	303,223
Other markets	50,251	33,905	17,779
Earnings from continuing operations before income taxes	493,701	547,240	321,002

The (expense) benefit for income taxes (excluding non-controlling interests) by taxing jurisdiction was as follows:

	2017	2016	2015
Current tax expense
Russia	(80,070)	(39,191)	(1,262)
Other markets	(26,043)	(21,712)	(5,634)
	(106,113)	(60,903)	(6,896)
Deferred tax (expense) benefit
Russia	(15,380)	(66,679)	(65,452)
Other markets	6,309	(318)	(1,175)
	(9,071)	(66,997)	(66,627)
Income tax (expense)	(115,184)	(127,900)	(73,523)

The Group made income tax payments, net of refunds, of $ 95,251, $ 54,005 and $ 3,455 in 2017, 2016 and 2015, respectively.

A reconciliation of income tax expense using the statutory Russian income tax rate compared with the actual income tax expense was as follows:

	2017	2016	2015
Earnings from continuing operations before income taxes	493,701	547,240	321,002
Statutory Russian income tax rate	20%	20%	20%
Tax (expense) using statutory Russian income tax rate	(98,740)	(109,448)	(64,200)
Tax rate and permanent differences on non-Russian earnings	4,453	1,589	(495)
Non-deductible expenses	(7,451)	(4,861)	(6,148)
Tax on dividends	(12,619)	(15,668)	(2,670)
Other, net	(827)	488	(10)
Income tax (expense)	(115,184)	(127,900)	(73,523)
Effective income tax rate	23%	23%	23%

The tax effects of significant temporary differences and tax loss carryforwards, representing deferred income tax assets and liabilities at December 31, 2017 and 2016, were as follows:

	December 31, 2017	December 31, 2016
Deferred income tax assets:
Net operating loss carryforwards	571	445
Inventory	7,484	3,043
Other	10,626	6,278
Deferred income tax assets	18,681	9,766

Deferred income tax liabilities:
Intangible assets	(5,558)	(3,900)
Plant, properties and equipment	(120,680)	(98,765)
Other	(645)	(617)
Deferred income tax liabilities	(126,883)	(103,282)
Net deferred income tax (liabilities)	(108,202)	(93,516)

6.	INCOME TAXES (CONTINUED)

In 2017 and 2016, the Group utilized part of its tax loss carryforwards. The remaining tax loss carryforwards at December 31, 2017, in the amount of $ 571 are recorded in the consolidated balance sheet under the caption deferred income tax assets and has unlimited life. Taking this into account and having assessed the Group’s cash flow forecasts in the context of current and projected market conditions, the Group concluded that it is not more likely than not that any portion of the deferred taxes will not be realized; and therefore, no valuation allowance was recorded against the Group’s deferred income tax assets at December 31, 2017 and December 31, 2016.

The Group does not recognize a deferred tax liability for temporary differences associated with the accumulated retained earnings of the Group subsidiaries at the beginning of the respective year, as the Group is able to control the timing of reversal of those temporary differences and does not expect they will reverse in the foreseeable future. Future dividends, if any, will be paid out of earnings of the current year and subsequent years. No such deferred tax liability is recorded for this temporary difference at December 31, 2017 (December 31, 2016: nil).

7.	COMMITMENTS AND CONTINGENT LIABILITIES

Operating environment of the Group

Emerging markets such as Russia are subject to different risks than more developed markets, including economic, political and social, and legal and legislative risks. Laws and regulations affecting businesses in Russia continue to change rapidly and tax and regulatory frameworks are subject to varying interpretations. The Russian economy was growing in 2017, after overcoming the economic recession of 2015 and 2016. The future economic direction of Russia is heavily influenced by the fiscal and monetary policies adopted by the government, together with developments in the legal, regulatory, and political environment. Because Russia produces and exports large volumes of oil and gas, its economy is particularly sensitive to the price of oil and gas on the world market.

Starting from 2014, sanctions have been imposed in several packages by the U.S. and the E.U. on certain Russian officials, businessmen and companies. This led to reduced access of the Russian businesses to international capital markets.

The impact of further economic and political developments on future operations and the financial position of the Group is uncertain but might be significant.

Tax legislation

Russian tax and customs legislation, which was enacted or substantively enacted at the end of the reporting period, is subject to varying interpretations when being applied to the transactions and activities of the Group. Consequently, tax positions taken by management and the formal documentation supporting the tax positions may be challenged by the tax authorities. Russian tax administration is gradually strengthening, including the fact that there is a higher risk of review of tax transactions without a clear business purpose or with tax incompliant counterparties. There are also cases, where companies were penalized by the tax authorities for their counterparties not being compliant with VAT legislation. Fiscal periods remain open to review by the authorities, with respect to taxes, for three calendar years preceding the year when decisions about the review were made. Under certain circumstances reviews may cover longer periods.

The Russian transfer pricing legislation is to a large extent, based on international transfer pricing principles developed by the Organization for Economic Cooperation and Development (OECD). This legislation provides the possibility for tax authorities to make transfer pricing adjustments and impose additional tax liabilities, with respect to controlled transactions (transactions with related parties and some types of transactions with unrelated parties), provided that the transaction price is not arm’s length. Management has implemented internal controls to be in compliance with this transfer pricing legislation.

7.	COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

Tax liabilities arising from transactions between companies are determined using actual transaction prices. It is possible, with the evolution of the interpretation of the transfer pricing rules, that such transfer prices could be challenged. The impact of any such challenge cannot be reliably estimated; however, it may be significant to the financial position and/or the overall operations of the Group.

As Russian tax legislation does not provide definitive guidance in certain areas, the Group adopts, from time to time, interpretations of such uncertain areas that reduce the overall tax rate of the Group. While management currently estimates that it is probable that tax positions and interpretations will be sustained, there is a possible risk that an outflow of resources will be required should such tax positions and interpretations be challenged by the tax authorities.
The impact of any such challenge cannot be reliably estimated; however, it may be significant to the financial position and/or the overall operations of the Group.

The Group recognized additional tax obligations from its exposure primarily to value added tax (VAT), assessed by tax authorities due to examinations of 2012 and 2013 tax years performed in the end of 2015. The additional tax liability recorded is $ 285 at December 31, 2017 (December 31, 2016: $ 3,949 and December 31, 2015: $ 1,977). These tax obligations are recognized in the consolidated balance sheet as other liabilities. Management will vigorously defend the entity's positions and interpretations that were applied in determining tax charges, benefits, assets and obligations recognized in these consolidated financial statements.

The Company's management estimated the risk of accrual of additional taxes, penalties and fines, total of which is believed to be less than 1% of revenue as at December 31, 2017.

Legal proceedings

From time to time and in the normal course of business, claims against the Group may be received. At December 31, 2017 and 2016, the Group estimates that it does not have any material potential obligations from exposure to possible legal risks.

Environmental matters

The enforcement of environmental regulation in the Russian Federation is evolving and the enforcement posture of government authorities is continually being reconsidered. The Group annually evaluates its obligations under environmental regulations. As obligations are determined to be probable and reasonably estimable, they are recognized immediately. Potential liabilities, which might arise as a result of changes in existing regulations, civil litigation or legislation are uncertain but could be material.

For information about the Group’s liabilities for restoration of landfills recognized in these consolidated financial statements, refer to Note 4.

Forestry legislation

The Group’s logging activities are subject to the forestry legislation of the Russian Federation. Management believes that the Group’s activities are in compliance with current legislation.

The Group has an obligation to perform reforestation of the timberland it harvests. This obligation arises and the liability for the respective costs is recorded when the Group commences harvesting of a particular plot. At December 31, 2017 and 2016, the Group had substantially fulfilled its obligations.

Insurance matters

The Group is subject to political, legislative, fiscal and regulatory developments and risks, which are not covered by insurance. No provisions for self-insurance are required and therefore are not included in these consolidated financial statements. The occurrence of significant losses and impairments could have a material effect on the Group’s operations.

7.	COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

Sales commitments

During the year ended December 31, 2017 the Group had a commitment to supply heating, water (in prior years also electricity) to inhabitants of Koryazhma since the Group owns the only steam generator and electricity station in the town. The supply terms are renewed annually, with prices determined by the respective local state energy commissions. Management estimates that revenue and related costs from the supply of heating and water in Koryazhma for the year ending December 31, 2018 are expected to be approximately $ 5,100 and $ 5,700, respectively.

Operating leases

The future minimum rental expenses of the Group under its operating leases, including the rental of forest plots that the Group intends to lease during the lease term, are as follows:

	December 31, 2017	December 31, 2016

Less than 1 year	13,027	6,770
More than 1 year and up to 5 years	52,108	27,081
More than 5 years and thereafter (up to 49 years)	433,907	221,408
Total operating lease commitments	499,042	255,259

Contractual capital expenditure commitments

At December 31, 2017, the Group had outstanding contractual commitments to purchase or construct plant, properties and equipment in the amount of $ 215,789 (December 31, 2016: $ 113,349).

8.	DEBT AND LINES OF CREDIT

A summary of long-term debt is as follows:

	Weighted average interest rates	Notional currency	December 31, 2017	December 31, 2016

Fixed rate long-term bank loans	11.03%	RUB	513,013	509,810
Fixed rate long-term bank loans	-	US Dollar	-	21,986
Floating rate long-term bank loans	3.73%	US Dollar	1,056,536	933,629
Finance lease liabilities	9.21%	RUB	9,127	9,101
Total long-term borrowings (a)			1,578,676	1,474,526
Less: current maturities			733,694	155,122
Long-term debt			844,982	1,319,404

(a)
The estimated fair market value was approximately $ 1,591,308 at December 31, 2017 and
$ 1,477,420 at December 31, 2016. The fair values are determined on the basis of expected cash flows discounted at current interest rates for new instruments with similar credit risks and remaining maturities and were categorized to level 2 of the fair value hierarchy.

Total maturities of long-term debt over the next 5 years and thereafter are 2019 – $ 457,329; 2020 – $ 316,282; 2021 – $ 64,558; 2022 – $ 723; 2022 and later – $ 6,090.

At December 31, 2017 and 2016, no assets were pledged as collateral for the above borrowings.
At December 31, 2017 and 2016, the Group was in compliance with all the financial covenants of its loan agreements.

At December 31, 2017 the Group has unused lines of credit in the amount of $ 350,000 (December 31, 2016: nil).

8.	DEBT AND LINES OF CREDIT (CONTINUED)

In prior years the Group entered into arrangements related to certain of its manufacturing equipment, which were classified as finance leases. The carrying amount of the leased equipment at December 31, 2017 was $ 7,985 (December 31, 2016: $ 8,270): gross book value – $ 10,279 (December 31, 2016: $ $ 10,188); accumulated depreciation – $ 2,744 (December 31, 2016: $ 1,918). The depreciation expense related to the leased equipment for 2017 was $ 714
(2016: $ 624; 2015: $ 690). The leases are for 15 years and are denominated in Russian Rubles. The interest rates underlying the obligations under finance leases are 9.0-9.4% per annum.

	Less than 1 year	1-5 years	Over 5 years	Total
Minimum lease payments at December 31, 2017	1,322	5,285	8,005	14,612
Less: future finance charges	(820)	(2,750)	(1,915)	(5,485)
Present value of minimum lease payments at December 31, 2017	502	2,535	6,090	9,127

	Less than 1 year	1-5 years	Over 5 years	Total
Minimum lease payments at December 31, 2016	1,255	5,019	8,857	15,131
Less: future finance charges	(821)	(2,822)	(2,387)	(6,030)
Present value of minimum lease payments at December 31, 2016	434	2,197	6,470	9,101

9.	CAPITAL STOCK

At December 31, 2017 and 2016, authorised, fully paid, outstanding and issued share capital of the Company comprised 133,582,480 ordinary shares with par value of CHF 1 ($ 0.82) each. Each ordinary share entitles a shareholder to one vote.

In March 2017, JSC Ilim Group, a significant subsidiary of the Company, repurchased 612,309,294 of its own shares from the Company and third parties at $ 0.52 (31 Russian ruble) per share for total amount of $ 321,221.

In August 2017, the Company purchased from third parties 150,000,000 ordinary shares of its significant subsidiary JSC Ilim Group for consideration of $ 72,000.

Dividends

The Company declared and paid dividends of $241,760 (CHF 1.83 ($ 1.81) per share)
in March 2017, of $118,118 (CHF 0.86 ($ 0.87) per share) in May 2016 and $70,000 ($0.52 per share) in August 2015.

In December 2017, the Shareholders of JSC Ilim Group approved dividends of $ 197,548
(RUB 2.10 ($ 0.04) per share). In June 2017, the Shareholders of JSC Ilim Group approved dividends of $ 58,023 (RUB 0.60 ($ 0.01) per share). Dividends attributable to non-controlling interests amounted to $ 10,829 in 2017. In December 2016, the Shareholders of JSC Ilim Group approved dividends of $ 307,690 (RUB 3.20 ($ 0.05) per share). In June 2016, the Shareholders of JSC Ilim Group approved dividends of $ 21,521 (RUB 0.23 ($ 0.004) per share). Dividends attributable to non-controlling interests amounted to $ 19,776 in 2016. In December 2015, the Shareholders of JSC Ilim Group approved interim dividends of $ 58,382 (RUB 0.67 ($ 0.01) per share). Dividends attributable to non-controlling interests were $ 4,178 in 2015.

10.	RELATED PARTY TRANSACTIONS

Related party relationships are determined by reference to ASC No. 850, Related Parties Disclosures.

Related parties of the Group fall into the following categories:

•	companies controlled by the Russian Shareholders;

•	International Paper Company.

Amounts purchased from and sold to related parties are recorded in these consolidated financial statement line items where similar non-related party transactions are recorded. Outstanding balances at December 31, 2017 and 2016 are recorded in the accompanying consolidated balance sheet in accounts receivable from related parties and accounts payable to related parties.

Companies controlled by the Russian Shareholders

Balances with the companies controlled by the Russian Shareholders at December 31, 2017 and 2016 consist of the following:

	December 31, 2017		December 31, 2016
Sales/purchases of:	Receivables	Payables	Receivables	Payables

Raw materials	5,184	(558)	5,237	(470)
Other services	1,258	(776)	2,579	(2,182)
Transport services	513	-	610	-
Operating lease	272	(20)	246	(3)
Electricity, gas, heating	78	-	211	-
Total	7,305	(1,354)	8,883	(2,655)

All outstanding balances with related parties are required to be settled in cash and are not secured. Management believes that the terms and conditions of these related party transactions are generally similar to those that are available or are reasonably expected to be available for similar transactions with unrelated parties.

Loans issued to a shareholder

The Group extended two loans to companies controlled by one of the Russian shareholders (the “Borrower”): in 2016 in the amount of $ 100,000 and in 2015 in the amount of $ 75,000. Both loans are denominated in US dollars, bear interest at the market rate and mature in July 2021. The Loans are secured by the pledge of shares in a non-listed company. Under the Loans, the Borrower shall perform early partial prepayments of the principal amount of the loans in the amount equal to the substantial portion of the dividend that the Company may pay for the benefit of that Russian shareholder, less higher priority payments (including accrued interest, charges, fees, costs and expenses related to the loan) provided that the amount of such portion of the dividend is sufficient to cover those higher priority payments.

The related interest income accrued in the amount of $ 13,361 (2016: $ 10,676) and foreign exchange loss in the amount of $ 7,713 (2016: loss of $ 6,691) have been presented within equity in these consolidated financial statements. During 2017, the Borrower repaid $ 6,699 of principal and $ 8,911 of interest.

10.	RELATED PARTY TRANSACTIONS (CONTINUED)

Transactions during the years ended December 31, 2017, 2016 and 2015 between the Group and the companies controlled by the Russian Shareholders were as follows:

	2017		2016		2015
	Income	Expenses	Income	Expenses	Income	Expenses

Raw materials	46,377	(5,578)	40,023	(5,275)	41,626	(5,571)
Other services	1,682	(8,617)	1,362	(4,103)	1,387	(3,355)
Energy, gas, water and heat	1,353	-	1,350	-	1,248	-
Transport services	1,085	-	1,238	-	1,254	-
Operating lease	447	(1,580)	451	(1,254)	288	(1,294)
Plant, properties and equipment	-	-	-	-	-	(532)
Total	50,944	(15,775)	44,424	(10,632)	45,803	(10,752)

International Paper Company

Balances with International Paper Company and its subsidiaries were as follows:

	December 31, 2017		December 31, 2016
Sales/purchases of:	Receivables	Payables	Receivables	Payables

Finished goods	16,950	(380)	16,978	(7)
Services	48	(5,808)	33	(4,651)
Raw materials	-	-	14	-
Plant, properties and equipment	-	-	-	-
Total	16,998	(6,188)	17,025	(4,658)

Transactions between the Group and International Paper Company and subsidiaries were as follows:

	2017		2016		2015
	Sales	Purchases	Sales	Purchases	Sales	Purchases

Finished goods	221,838	-	200,500	(47)	178,217	(19)
Services	158	(1,816)	-	(214)	3	(1,336)
Total	221,996	(1,816)	200,500	(261)	178,220	(1,355)

11.	SUBSEQUENT EVENTS

Subsequent events were evaluated through February 20, 2018, the date when these consolidated financial statements were available to be issued, and there are no subsequent events of significance to report.